Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-220445 on Form S-3ASR and in Registration Statement No. 333-211759 on Form S-8 of our reports dated February 27, 2018, relating to the consolidated financial statements of US Foods Holding Corp. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 30, 2017.

/s/ Deloitte and Touche LLP

Chicago, Illinois

February 27, 2018